Exhibit 10.2

SECOND AMENDMENT TO

THE MOODY’S CORPORATION RETIREMENT ACCOUNT

The Moody’s Corporation Retirement Account (amended and restated effective as of January 1, 2007) (the “Plan”) is hereby amended as follows, effective as of the Effective Time (as defined in the Plan):

1.	Section 1.1 of the Plan is revised to read as follows:

“Accrued Benefit” shall mean the benefit for a Member as determined from time to time in accordance with the provisions of Article 4 (including Interest Credits described in Section 4.1(a)), but subject to the limitations set forth in Article 14 and Article 15 of this Plan and any other limitation imposed as a condition of the Plan’s qualification under ERISA or other applicable law.

2.	Section 1.2(b) of the Plan is amended to read as follows:

For the purposes of determining the Accrued Benefit and Early Retirement Benefit described in Section 4.1 and Section 4.2, respectively, all forms of benefit under Article VIII to the extent based on the Participant’s Account, and the Lump Sum Payment under Section 8.8: (i) the applicable mortality table prescribed by the Internal Revenue Service under Section 417(e)(3) of the Code (which currently is the GAR94 blended mortality table or such successor mortality table as is issued by the Internal Revenue Service), and (ii) an interest rate equal to (A) for periods prior to March 1, 2002, the annual yield on thirty (30) year Treasury Bonds for the first day of the month, (B) for periods between March 1, 2002 and December 31, 2007, the average of the annual yield on thirty (30) year Treasury Bonds published by the Internal Revenue Service, and (C) for periods beginning on or after January 1, 2008, the 30-year corporate bond “yield curve” enacted by the Pension Protection Act of 2006, implemented in 20% annual increments beginning in 2008, in each case using (A) a stability period of one month (the month in which the Benefit Commencement Date occurs), and (B) a lookback period of the three consecutive months immediately preceding the stability period; and

3.	Section 4.1(a) of the Plan is amended to read as follows:

the amount of a single life annuity commencing as of the Member’s Normal Retirement Date (or on the date of determination if such date is after the Normal Retirement Date), which is the Actuarial Equivalent Value of the amount credited to such Member’s Retirement Account as provided in this Article 4 (including Interest Credits pursuant to Section 4.7 through Normal Retirement Date if the date of determination is before such date);

4.	The first paragraph of Section 4.5 is amended to read as follows:

For each calendar month beginning on and after January 1, 1997, a Member’s Retirement Account shall be credited with monthly Company Credits in an amount determined pursuant to the table set forth below, multiplied by his or her Compensation for such month. For purposes of determining Credited Service under this Section 4.5, a full month shall be credited for each completed and partial month.

Age and Credited Service as of End of Month	Company Credits
Less than 26	3.00%
27-28	3.05%
29-30	3.20%
31-32	3.35%
33-34	3.50%
35-40	4.00%
41-42	4.15%
43-44	4.35%
45-50	5.00%
51	5.20%
52-54	5.40%
55-64	7.50%
65-74	9.00%
75-84	10.50%
85 or more	12.50%

5.	The last sentence of the first paragraph of Section 4.7 is amended to read as follows:

However, in no event shall the compounded annual Interest Credit be less than four and one-half percent (4.5%).

6.	Section 8.6(d) is amended to read as follows:

50% Lump Sum Option A Member (other than a Member who is entitled to receive the Frozen Accrued Benefit described in Section 4.8 or the Grandfather Benefit Amount described in Section 4.9) may elect to receive fifty percent (50%)

of his or her vested Retirement Account balance in a lump sum payment as of his or her Severance Date (“50% Lump Sum Option”); provided, however, that for distributions with an annuity starting date prior to January 1, 2008, the 50% Lump Sum Option shall equal fifty percent (50%) of the actuarial present value of the Member’s vested Accrued Benefit using the definition of Actuarial Equivalent Value in Section 1.2(b) if that results in a larger lump sum distribution. Such election may be made at any time up to and including the Member’s Postponed Retirement Date. The remaining fifty percent (50%) of the Retirement Account Balance will continue to be credited with Interest Credits to the Benefit Commencement Date. The benefit payable in a form other than a lump sum as of the Benefit Commencement Date will be the Actuarial Equivalent Value of the remaining Retirement Account balance as of that date in a form of benefit provided under Sections 8.3 and 8.6. In no event may the Benefit Commencement Date for the remaining Retirement Account balance be prior to the Member’s Early Retirement Date. Notwithstanding the foregoing provisions of this paragraph 8.6(d), if an actuarial adjustment is made to the Normal Retirement Benefit of a Member due to the application of the suspension of benefit notification rules of Section 411 of the Code and Section 203 of ERISA in 1995 and 1996, such Member may elect a 50% Lump Sum Option if, absent such adjustment, the Member would not be entitled to the Grandfather Benefit Amount. For purposes of determining eligibility for Members to receive the 50% Lump Sum Option, a determination shall be made using a comparison of the Actuarial Equivalent Benefit under the Retirement Account at Early Retirement Age (or current age, if later) and the Grandfather Benefit Amount payable at age fifty-five (55).